EXHIBIT 4.1
TERMINATION OF WARRANT AGREEMENT

This Termination of Warrant Agreement is dated effective as of June 16, 2006, by and between Equitex, Inc., a Delaware corporation (the “Company”), and Corporate Stock Transfer (the “Warrant Agent”), with respect to that certain Warrant Agreement dated as of February 7, 2005 (the “Warrant Agreement”).

A.  On February 8, 2005, the Company began a dividend distribution of an aggregate of 3,046,038 Common Stock Class A Redeemable Warrants (the “Class A Warrants”) and 3,046,038 Common Stock Class B Redeemable Warrants (the “Class B Warrants”) to purchase an equivalent number of shares of our common stock, respectively. The dividend distribution was made to the Company’s stockholders of record as of February 7, 2005.

B.  The terms of the Class A Warrants and Class B Warrants are governed by the Warrant Agreement. Among other things, the Warrant Agreement states that neither the Class A nor Class B Warrants are exercisable until the effectiveness of a registration statement covering the issuance of common stock upon exercise of the Class A and Class B Warrants.

C.  On April 28, 2005, the Company filed with the SEC a Registration Statement on Form S-3 for the registration of the issuance of common stock upon exercise of the Class A and Class B Warrants.

D.  After the filing of the S-3 Registration Statement, the SEC Staff took the position that the Company’s distribution of the Class A and Class B Warrants constituted a simultaneous unregistered and non-exempt offer of the common stock purchasable under such warrants, which simultaneous offer was a violation of Section 5 of the Securities Act of 1933. As a result, the Company’s S-3 Registration Statement was never declared effective.

E.  On August 30, 2005, the Company filed with the SEC a Registration Statement on Form S-4 for the registration of (i) the exchange of the Class A and Class B Warrants for two new classes of warrants denominated Common Stock Class C Redeemable Warrants (the “Class C Warrants”) and Common Stock Class D Redeemable Warrants (the “Class D Warrants”), and (ii) the registration of issuance of common stock upon the exercise of the Class C and Class D Warrants. In connection with the exchange offer contemplated by the S-4 Registration Statement, the Company reached an agreement with the Warrant Agent to enter into a new Warrant Agreement in August 2005 with terms and conditions substantially identical to the existing Warrant Agreement (the “New Warrant Agreement”). The New Warrant Agreement has not, however, been executed and delivered by the parties.

F.  After the filing of the S-4 Registration Statement, the SEC Staff informed the Company that it could not approve the effectiveness of the S-4 Registration Statement because the exchange offer would not, in the opinion of the SEC Staff, cure the Company’s alleged violation of Section 5 of the Securities Act of 1933. The SEC Staff subsequently informed the Company that, in the opinion of the SEC Staff, the Warrant Agreement would have to be terminated and both the S-3 Registration Statement and S-4 Registration Statement withdrawn.

G.  As a result of the foregoing, the Company has determined that it will be unable to obtain the effectiveness of any registration statement relative to the common stock that would be issuable under the Class A Warrants, Class B Warrants, Class C Warrants or Class D Warrants. This renders all of those warrants valueless since, by their terms, they can never be exercised without such registration.

H.  The Company has since filed registration statement withdrawal requests with the SEC on May 24, 2006. Furthermore, the Company has determined to terminate the Warrant Agreement and the Warrant Agent has no objection to such termination.

I.  Pursuant to Section 6.6 of the Warrant, the parties may terminate the Warrant Agreement by mutual agreement, including for the purpose of curing defective provisions. Because the SEC Staff has taken the position that the transactions contemplated by the Warrant Agreement constitute a violation of Section 5 of the Securities Act of 1933, the Company has determined that the entire Warrant Agreement (together with the subject warrants) is defective.

J.  The parties have determined to enter into this Agreement to terminate the Warrant Agreement and the warrants issued pursuant thereto.

AGREEMENT

Now, Therefore, in consideration of the facts set forth in paragraphs A-K above, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  The parties hereby terminate the Warrant Agreement.

2.  The parties hereby disclaim and terminate the New Warrant Agreement, as defined in paragraph F above.

3.  As a result of this Agreement and the terminations effected hereby, the Class A Warrants, Class B Warrants, Class C Warrants and Class D Warrants are hereby extinguished and terminated forevermore.

4.  This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict-of-law principles.

In Witness Whereof, this Warrant Agreement has been duly executed by the parties hereto to be effective as of the date first above written.

EQUITEX, INC.:

/S/ HENRY FONG Henry Fong, Chief Executive Officer

CORPORATE STOCK TRANSFER:

/S/ SHARI HUMPHERYS Shari Humpherys, Secretary, Manager of Operations Department

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